                                                                    Exhibit 99.2
Explanation of Responses:

(1) The number of securities shown in column 2 are calculated as if they have been converted to shares of Common Stock of Kadmon Holdings, LLC (the
    "Issuer") applying the offering price of the Issuer's initial public offering (the "IPO"). The Class E Redeemable Convertible Membership Units
    are converted to Class A Membership Units at a conversion rate equal to
    $11.50 divided by the lower of (i) 85% of the IPO price per share of Common
    Stock or (ii) $11.50 per unit. Based on an IPO price of $12.00 per share of
    Common Stock, such Class E Redeemable Convertible Membership Units are converted at a conversion rate of $11.50 divided by 85% of $12.00.

(2) This Form 3 is filed on behalf of GoldenTree Asset Management LP (the
    "Advisor"), GoldenTree Asset Management LLC (the "General Partner"), Steven
    A. Tananbaum and Treacy Gaffney (collectively, the "Reporting Persons").
    The Advisor is the investment manager or advisor to GN3 SIP Limited ("GN3"),
    GoldenTree 2004 Trust ("G2T"), GT NM, LP ("GTNM"), San Bernardino County
    Employees' Retirement Association ("SBC"),  Stellar Performer Global Series:
    Series G-Global Credit ("SPGS"), GoldenTree Insurance Fund Series Interests
    of the SALI Multi-Series Fund, LP ("GTIF"), GoldenTree Credit Opportunities,
    LP ("GTCO"), GoldenTree Entrust Master Fund SPC ("GSPC"), GoldenTree Master
    Fund, Ltd. ("GMF", and together with GN3, G2T, GTNM, SBC, SPGS, GTIF, GTCO and GSPC, the "Funds") and may be deemed to have a pecuniary interest in the securities of the Issuer directly held by the Funds.  The General Partner is the general partner of the Advisor and may be deemed to have a pecuniary interest in the securities reported herein in which the Advisor has a pecuniary interest.  Steven A. Tananbaum is the managing member of the
    General Partner and may be deemed to have a pecuniary interest in the securities reported herein in which the Advisor and the General Partner have a pecuniary interest.  Treacy Gaffney is an employee of the Advisor and directly holds 4,346 shares of Common Stock reported herein and may be deemed to be a member of a Section 13(d) group with the other Reporting
    Persons.  None of the other Reporting Persons have pecuniary interest in the shares of Common Stock held by Treacy Gaffney. The Advisor, the General
    Partner, Mr. Tananbaum and Ms. Gaffney disclaim beneficial ownership of the securities held by the Funds.

(3) Common Stock held directly by GN3.

(4) Common Stock held directly by G2T.

(5) Common Stock held directly by GTNM.

(6) Common Stock held directly by SBC.

(7) Common Stock held directly by SPGS.

(8) Common Stock held directly by GTIF.

(9) Common Stock held directly by GSPC.

(10) Common Stock held directly by GMF.

(11) The number of securities shown in column 2 are calculated as if they have been converted to shares of Common Stock of the Issuer applying the offering price of the IPO.  Upon the consummation of an IPO, the Class A
     Membership Units are convertible into shares of Common Stock of the Issuer at a rate equal to 6.5 Class A Membership Unit per one share of Common
     Stock of the Issuer.  These shares of Common Stock are held directly by
     Treacy Gaffney.

(12) The 2013/2014 Warrants were exercisable beginning on November 26, 2014 pursuant to the third amended credit agreement entered as of such date to purchase Class A Membership Units of the Issuer and, upon the consummation of an IPO, will be exercisable to purchase shares of Common Stock, in either case at a strike price equal to the lesser of $9.50 per unit or 85%
     of the price per share of Common Stock issued pursuant to the IPO.

(13) 2013/2014 Warrants held directly by GN3.

(14) 2013/2014 Warrants held directly by G2T.

(15) 2013/2014 Warrants held directly by GTNM.

(16) 2013/2014 Warrants held directly by SBC.

(17) The 2015 Warrants are exercisable beginning on the earlier of: (i) the occurrence of an IPO in which the Issuer receives gross cash proceeds of at least $50 million (a "Qualified IPO"), (ii) the occurrence of a change in control, liquidation, bankruptcy, dissolution or winding-up of the Issuer, and (iii) July 1, 2016. The number of securities shown in column 3 are calculated as if they have been converted to shares of Common Stock of the
     Issuer at the exercise price equal to 85% of the offering price of the IPO.
     Any Class A Membership Units are convertible into shares of Common Stock of the Issuer at a rate equal to 6.5 Class A Membership Unit per one share of
     Common Stock of the Issuer.

(18) 2015 Warrants held directly by GTNM.

(19) 2015 Warrants held directly by SBC.

(20) 2015 Warrants held directly by GTIF.

(21) 2015 Warrants held directly by GTCO.

(22) The Senior Convertible Term Loan was eligible for conversion beginning on
     June 17, 2013 and is convertible at any time at the holder's election prior to the earlier of: (i) the repayment of the Senior Convertible Term Loan, and (ii) the close of the business day preceding the date of maturity of the Senior Convertible Term Loan.  Any portion of the Senior Convertible
     Term Loan may be converted into Class A Membership Units at a rate of
     $12.00 per unit, subject to certain anti-dilution adjustments.  Upon the consummation of an IPO, the Senior Convertible Term Loan may be converted into shares of Common Stock of the Issuer at a conversion rate equal to the lesser of: (i) $12.00 per unit, subject to the automatic conversion of
     Class A Membership Units into shares of Common Stock at a rate equal to 6.5
     Class A Membership Unit per one share of Common Stock, and (ii) 84.75% of the price per share of Common Stock issued in the IPO.  Class A Membership
     Units are then convertible into shares of Common Stock of the Issuer at a rate equal to 6.5 Class A Membership Unit per one share of Common Stock of the Issuer.

(23) The figure reported in column 3 is the portion of the principal amount of the Senior Convertible Term Loan held by each entity advised by the
     Advisor.

(24) Interests in the Senior Convertible Term Loan held directly by GN3.

(25) Interests in the Senior Convertible Term Loan held directly by G2T.

(26) Interests in the Senior Convertible Term Loan held directly by GTNM.

(27) Interests in the Senior Convertible Term Loan held directly by SBC.

(28) Interests in the Senior Convertible Term Loan held directly by SPGS.